EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated June 18, 2012 relating to the consolidated financial statements of Acro Energy Technologies Corp. for the years ended December 31, 2011 and 2010, in Integrated Electrical Services, Inc. Form S-4 to be filed with the United States Securities and Exchange Commission on April 26, 2013.

Theses consolidated financial statements have been presented in accordance with Canadian generally accepted accounting principles, specifically International Accounting Standard 1, Presentation of Financial Statements. These consolidated financial statements were prepared in accordance with International Financial Reporting Standards (IFRSs), as prescribed by the International Accounting Standards Board (IASB), including IFRS 1 First-time Adoption of International Financial Reporting Standards.

We are unaware of any events that would require any modifications to our report.

/s/ Calvetti, Ferguson & Wagner, P.C.

Calvetti, Ferguson & Wagner, P.C.

Certified Public Accountants

Houston, Texas

April 26, 2013